UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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ISS and Egan-Jones Join Glass Lewis to Recommend ECAT Shareholders Vote to Support ECAT Board Nominees

All Three Leading Proxy Advisors Recommend Shareholders Vote on the WHITE Card Ahead of June 9th Meeting

June 1, 2026 – NEW YORK – BlackRock Advisors, LLC (“BlackRock”) announced today that leading independent proxy advisory firms Institutional Shareholder Services Inc. (“ISS”) and Egan-Jones recommended that shareholders of BlackRock ESG Allocation Term Trust (NYSE: ECAT) (the “Fund”) vote on the WHITE card ahead of the Fund’s annual meeting on June 9, 2026.

Egan-Jones joined Glass Lewis in recommending that shareholders vote in favor of all nine incumbent ECAT Board nominees, while ISS recommended that shareholders vote in favor of seven of nine incumbent Board nominees.

In making their respective recommendations, each of ISS, Egan-Jones and Glass Lewis rejected the dissident’s full slate of nominees.

Important statements by ISS in issuing its voting recommendation include1:

•

“ECAT has made improvements, such that TSR [total shareholder return] since inception is now better than peers, the NAV [net asset value] discount has narrowed considerably, and other aspects of performance have been directionally positive… it appears that steps taken by the board have played an increasingly important role in what has thus far been an effective, though ongoing turnaround effort.”

•

“Like last year, the dissident has not made a substantive effort. Even if this is due in part to a settlement agreement, the dissident has not provided enough information to establish a case for limited change, let alone a case for a majority position.”

Important statements by Egan-Jones in issuing its voting recommendation include2:

•

“The incumbent trustees have delivered measurable results: since January 2023, when the Board began its most significant shareholder-value initiatives, ECAT has generated cumulative total shareholder return on market price of +92.7%, substantially ahead of the peer median of +58.8% over the same period.”

•

“Beginning in January 2023, the Board oversaw a series of actions specifically targeted at reducing the discount and driving shareholder value. These included a 233% increase in the distribution rate since inception; open-market share repurchases of over $100 million; a 2.5% quarterly tender offer program; the formal launch of a Discount Management Program in May 2024…”

•

“…a Saba-controlled board would create significant transition risk for retail shareholders, as ECAT’s term structure, managed distribution plan, and ESG mandate could all be jeopardized, particularly given Saba’s historical pattern of exiting closed-end fund positions within a year of a tender offer, a strategy that appears misaligned with ECAT’s predominantly retail, income-oriented shareholder base.”

[1]	Permission to use quotes was neither sought nor obtained.
[2]	Permission to use quotes was neither sought nor obtained.

ECAT’s Board of Trustees and BlackRock have continued to take shareholder-friendly actions to enhance long-term value, including increasing distribution rates significantly since inception and implementing discount management and share repurchase programs. As a result, ECAT has outperformed its peer group by 36% since 20233,4 and has averaged the lowest discount to net asset value among competitor funds4,5.

VOTE FOR ALL ECAT BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

Only your latest dated proxy will count at the meeting. Please do NOT send back any proxy card other than the one you receive from BlackRock as this will cancel your prior vote for the Board nominees.

You can vote by:

1.	using the website provided on the WHITE proxy card;

2.	calling the toll-free number provided on the WHITE proxy card; or

3.	promptly completing, signing, dating and returning the WHITE proxy card.

If you have any questions about the proposal to be voted upon, please call BlackRock’s proxy solicitor – Georgeson LLC – toll free at (866) 961-8444.

The Fund’s letters, proxy statement and proxy card for the annual meeting of shareholders to be held on June 9, 2026 are available at https://www.proxy-direct.com/blk-35108. More information about ECAT may be found here: https://www.blackrock.com/us/financial-professionals/investments/products/closed-end-funds/ecat.

###

Press Contact

Office: +1 (646) 231 0013

GroupCorpCommsAMRS@blackrock.com

[3]	Morningstar data as of April 30, 2026. Reflects cumulative market price return.
[4]	Peer group data reflects the median of the Morningstar Closed-End Tactical Allocation category, excluding BlackRock funds.
[5]	Morningstar data as of April 30, 2026. Reflects 1-year average discount.

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